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                                                                      Exhibit 99


                        (THESE ARTICLES WERE INCLUDED IN
                   THE APRIL 27, 1999 TOLEDO BLADE NEWSPAPER)

[First Article]

                       RURBAN GROWS AT IT HONORS ITS ROOTS

                    Officials Voice Commitment to Communities


         DEFIANCE - True to its name, Rurban Financial Corp. operates in some very small rural markets and some very large urban markets.

         But don't look for the name "Rurban" on any banks in northwest Ohio. The holding company's top officers say Rurban is committed to keeping its 18 area community bank offices intact, and with their own names - all dating to before, or just after, the turn of the century.

         "As our organization grew, we purchased other banks, and we told them we will allow them to maintain their names and their boards of directors," said Steven D. VanDemark, Rurban's chairman.

         "That gives them more community presence than if they had been purchased by larger [regional] banks," added Mr. VanDemark, who also is general manager of the Defiance Publishing Co.

         Rurban must be doing something right. Its total bank and non-bank assets have grown more than 40 per cent since the end of 1994, reaching nearly $552 million at the end of this year's first quarter.

         Thomas C. Williams, Rurban's 50-year-old president and chief executive officer, vows to double the holding company's assets in coming years.

         "In five years, we will see ourselves surpass the $1 billion mark," he said.

         He sees just about every aspect of the business doubling: community banking and such non-bank subsidiaries as Rurban Mortgage Co., a 2-year-old subsidiary that brokers mortgages in Florida and Georgia; Reliance Financial Services, an asset-management and trust firm founded in 1956; and RDSI Banking Systems, a 23-year-old company that provides data processing for 49 community banks in several Midwestern states.

         Rurban operates 18 community bank offices in northwest Ohio, under the names of State Bank & Trust Co. (Defiance area), Peoples Banking Co. (Findlay and McComb), Citizens Savings Bank Co. (Pemberville), and First National Bank of Ottawa.

         Mr. Williams foresees the data-processing arm handling accounts for at least 100 banks five years down the road, and he envisions the mortgage-brokerage wing generating $200 million to $300 million in mortgages.


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         He told shareholders at yesterday's annual meeting that other areas of
Rurban are growing, too, including its loan-generation offices in Cleveland and Akron. Mr. VanDemark said Rurban opened the Cleveland and Akron offices as a "niche market" to lend to small businesses in those urban markets.

         One of Rurban's biggest problems, Mr. Williams said, is "attracting talent and retaining qualified, high-performance people." The Cleveland and Akron offices, he said, should enable Rurban to recruit qualified people who might not immediately jump at the chance to live in Defiance or other towns in northwest Ohio.

         Rurban is building a new holding-company headquarters facility in Defiance, said Mr. VanDemark. The $575,000 facility, on the site of a former bank branch, will house offices for Mr. Williams and other top Rurban officers, as well as new computers for the RDSI subsidiary.

         Mr. Williams, however, has his office in Findlay, a sore point with some shareholders but which Mr. VanDemark said has been due to the tight office space in Defiance and being a central location for Rurban's far-flung Ohio operations.


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[Second Article]

                                 BUSINESS PLUS


         Shareholders of Rurban Financial Corp. of Defiance are told they can look forward to better performance next year. That comes as good news, following last year's results.

                   FUTURE BRIGHT, SHAREHOLDERS OF COMPANY TOLD


         DEFIANCE. Shareholders of Rurban Financial Corp. were told yesterday to "look forward to much better performance and results [in the] next year."

         In addition, Thomas C. Williams, president and chief executive officer of the bank holding company, assured shareholders that the company's stock should start doing better, too, and he indicated he would be among the buyers of shares.

         "We all think the stock price should be higher," he told about 75 shareholders who attended Rurban's annual meeting at the Kettenring Country Club.

         The company's profits receded last year from record levels in 1997, he said, largely because of expenses of dealing with the so-called Year 2000 computer problem and failure of some of Rurban's nonbank units to meet sales targets.

         But those problems have been left behind, he said. Rurban is "Y2K ready," he asserted, adding that it achieved 14 per cent growth in assets last year despite diverting substantial staffing to fixing the potential computer glitches.

         Rurban should grow, Mr. Williams told shareholders, because it expects to buy banks, add new bank locations, pursue purchase of data service companies and mortgage operations, and more.

         The company owns community banks with 18 locations in northwest Ohio -- offices of the State Bank & Trust Co. in Defiance; Peoples Banking Co. in Findlay; Citizens Savings Bank Co. in Pemberville, and First National Bank of Ottawa.

         Momentum is building, he said. The firm's profits grew 4 per cent in the first quarter, to $1.05 million, or 26 cents a share, from $1 million, or 25 cents a share, in first-quarter 1998, it announced yesterday.

         Its assets are rising at an 11 per cent annualized rate -- $551.8 million March 31, up 2.7 per cent from $537.2 million at year's end. Net interest income was $5.5 million in the first quarter, up 6 per cent from $5.1 million a year ago.

         Rurban's stock closed yesterday at $15.38, up 13 cents a share, in Nasdaq Stock Market trading. In the last year, its stock has ranged from $14.75 to $20.50.

         Rurban's chairman, Steven D. VanDemark, opened the annual meeting with a tribute to Karl H. Weaner, a prominent Defiance attorney who was chairman of Rurban's main bank, the State Bank & Trust Co., for 24 years. Mr. Weaner, 91, died Friday.


Safe Harbor Statement under the Private Securities Litigation Act of 1995: The statements of the Registrant and certain statements attributed to the Registrant appearing in the Toledo Blade newspaper articles dated April 27, 1999, which are set forth above as Exhibit 99, are "forward-looking statements" that involve various important risks, uncertainties and other factors which could cause the Registrant's actual results to differ materially from those expressed in such forward-looking statements. These important factors include, but are not limited to, trends in market valuations in the acquisition marketplace and in stock market valuation of small capitalization banking stocks, as well as other risks previously disclosed in the company's securities filings and press releases.






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